Exhibit 12.2

MISSISSIPPI POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2011 and the year to date June 30, 2012

												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2007		2008		2009		2010		2011		2012
	------------------------------Thousands of Dollars------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$137,594		$136,041		$136,913		$128,224		$138,108		$81,787
Interest expense, net of amounts capitalized		18,158		17,979		22,940		22,341		21,691		20,828
Interest component of rental expense (a)		30,386		31,139		30,279		30,089		24,389		1,915
AFUDC - Debt funds		12		229		117		2,903		8,182		12,653
Earnings as defined		$186,150		$185,388		$190,249		$183,557		$192,370		$117,183

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$12,440		$15,467		$20,620		$21,795		$29,171		$26,914
Interest on affiliated loans		4,095		730		47		33		14		0
Amort of debt disc, premium and expense, net		1,055		1,204		1,399		1,624		407		705
Other interest charges		580		807		992		1,792		2,165		5,686
Interest component of rental expense (a)		30,386		31,139		30,279		30,089		24,389		1,915
Fixed charges as defined		48,556		49,347		53,337		55,333		56,146		35,220
Tax deductible preferred dividends		192		192		192		192		192		96
		48,748		49,539		53,529		55,525		56,338		35,316
Non-tax deductible preferred dividends		1,541		1,541		1,541		1,541		1,541		770
Ratio of net income before taxes to net income	x	1.604	x	1.551	x	1.579	x	1.565	x	1.440	x	1.338
Preferred dividend requirements before income taxes		2,472		2,391		2,433		2,411		2,219		1,030
Fixed charges plus preferred dividend requirements		$51,220		$51,930		$55,962		$57,936		$58,557		$36,346

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		3.63		3.57		3.40		3.17		3.29		3.22

(a) Includes the interest component of rentals where determinable plus one-third of remaining rental expense.